                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): June 28, 2002 icad, inc.

             (Exact name of registrant as specified in its charter)

   Delaware                          0-9341                      02-0377419
---------------                    -----------               -------------------
(State or other                    (Commission                 (IRS Employer
jurisdiction of                    File Number)              Identification No.)
incorporation)

6405 Congress Avenue, Boca Raton, Florida                   33487
--------------------------------------------------------------------------------
(Address of principal executive offices)                 (zip code)


Registrant's telephone number, including area code   (561) 994-0881


Howtek, Inc., 21 Park Avenue, Hudson, New Hampshire 03051
--------------------------------------------------------------------------------
(Former name or former address, if changed since the last report)

Item 2   Acquisition or Disposition of Assets

         On June 28, 2002 (the "Effective Time"), the Registrant completed the acquisition of Intelligent Systems Software, Inc. ("ISSI") pursuant to the provisions of the previously reported Plan and Agreement of Merger dated as of February 15, 2002 (the "Merger Agreement") between the Registrant, ISSI and ISSI Acquisition Corp., a wholly-owned subsidiary of the Registrant ("Merger Sub"). In accordance with the terms of the merger (the "Merger"), pursuant to which ISSI merged with and into Merger Sub, the holders of the common stock, $.01 par value (the "ISSI Common Stock"), of ISSI received, for each share of ISSI Common Stock held immediately prior to the Merger, 1.25 shares of the common stock, $.01 par value of the Registrant. The holders of options to purchase shares of ISSI Common Stock and the holders of promissory notes convertible into shares of ISSI Common Stock became eligible to receive, upon exercise of an option or conversion of a note for each one share of ISSI Common Stock immediately prior to the Merger, 1.25 shares of the Registrant's common stock with the exercise price or conversion rate, as the case may be, proportionately adjusted.

         In the Merger, the Registrant issued an aggregate of 10.4 million shares of its common stock to the ISSI stockholders, including 2.0 million shares of the Registrant's common stock which were issued to a corporation owned by the Chairman of the Registrant in exchange for shares of ISSI Common Stock purchased by the corporation immediately prior to the Merger in accordance with the provisions of the Merger Agreement.

         The description of the Merger Agreement is qualified in its entirety by reference to the copy of the Merger Agreement which is incorporated as an exhibit to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 5.  Other Event

         On June 28, 2002, Registrant amended its certificate of incorporation to, among other things: (i) increase its authorized common stock to 50,000,000 shares; (ii) change its name from "Howtek, Inc." to "icad, inc."; and
(iii) classify its Board of Directors into three classes.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a)      Financial statements of business acquired.

         The following financial statements of ISSI are filed as part of this Current Report on Form 8-K:

                                                                         Page
                                                                         ----

         Report of Independent Certified Public Accountants              F-1

         Balance Sheets as of December 31, 2001 and 2000 and as of
         March 31, 2002 (unaudited)                                      F-2

         Statements of Operations for (i) the years ended
         December 31, 2001 and 2000, (ii) the cumulative period
         from March 27, 1996 (date of inception) through
         December 31, 2001, and (iii) the three months ended
         March 31, 2002 and 2001 (unaudited)                             F-3

         Statement of Changes in Stockholders' Equity (Deficit) for
         (i) the period from March 26, 1996 through December 31,
         1996, (ii) the years ended December 31, 2001, 2000,
         1999, 1998 and 1997, and (iii) the three months ended
         March 31, 2002 (unaudited)                                      F-4

         Statements of Cash Flows for (i) the years ended
         December 31, 2001 and 2000, (ii) the cumulative period
         from March 27, 1996 through December 31, 2001, and
         (iii) the three months ended March 31, 2002 and 2001
         (unaudited)                                                  F-5 - F-6

         Notes to Financial Statements for the years ended
         December 31, 2001 and 2000                                   F-7 - F-14

         (b)      Pro forma financial information.

         The following pro forma financial information is filed as part of this Current Report on Form 8-K:

                                                                        Page
                                                                        ----

         Introductory paragraph briefly describing the Merger,
         the parties to the Merger and the periods for which the
         pro forma information is presented                             PF-1

         Unaudited Pro Forma Combined Condensed Balance Sheet as
         of March 31, 2002                                              PF-2

         Unaudited Pro Forma Combined Condensed Statements of
         Operations for the year ended December 31, 2001 and for
         the three months ended March 31, 2002                      PF-3 - PF-4

         Notes to Unaudited Pro Forma Combined Condensed
         Financial Statements                                           PF-5

         (c)      Exhibits.

         The exhibits filed as part of this Current Report on Form 8-K are listed in the attached Index to Exhibits.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             icad, inc.

                                             By: /s/ W. Scott Parr
                                                --------------------------------
                                                W. Scott Parr, President


Dated:  July 15, 2002

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Intelligent Systems Software, Inc.

         We have audited the accompanying balance sheets of Intelligent Systems Software, Inc. (a Development Stage Company) (the "Company") for the years ended December 31, 2001 and 2000, and the related statements of operations, stockholders' deficit and cash flows for the years then ended and for the period from March 27, 1996 (date of inception) through December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intelligent Systems Software, Inc. (a Development Stage Company) as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended and for the period from March 27, 1996 (date of inception) through December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP
Fort Lauderdale, Florida
February 4, 2002, except for the third paragraph of Note J as to which the date is June 3, 2002

                       INTELLIGENT SYSTEMS SOFTWARE, INC.
                         (A Development Stage Company)


                                 BALANCE SHEETS


                                                                                          March 31,     December 31,   December 31,
                                                                                             2002           2001           2000
                                                                                         -----------    ------------   ------------
                                                                                         (unaudited)
                                        ASSETS
Current assets
 Cash and cash equivalents...........................................................    $   265,316    $    84,585    $   11,493
 Government grant receivable.........................................................             --             --        28,625
 Accounts receivable.................................................................        409,627             --            --
 Inventory...........................................................................        111,904        100,709            --
 Prepaid expenses....................................................................             --          3,553           961
 Other assets........................................................................         57,673             --         6,443
                                                                                         -----------    -----------    ----------
   Total current assets..............................................................        844,520        188,847        47,522
Property and equipment, net..........................................................        246,488        265,448       132,278
                                                                                         -----------    -----------    ----------
   Total assets......................................................................    $ 1,091,008    $   454,295    $  179,800
                                                                                         ===========    ===========    ==========
                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
 Accounts payable....................................................................    $   114,042    $    82,187    $   43,704
 Accrued expenses....................................................................        426,846        421,221       160,110
                                                                                         -----------    -----------    ----------
   Total current liabilities.........................................................        540,888        503,408       203,814
                                                                                         -----------    -----------    ----------
Convertible promissory notes payable.................................................         56,155         56,155            --
                                                                                         -----------    -----------    ----------
Stockholders' equity (deficit)
 Common stock, $0.01 par value; 100,000,000 shares
   authorized; 6,720,000, 6,159,100 and 4,889,900 shares
   issued and outstanding in 2002,
   2001 and 2000, respectively.......................................................         67,200         61,591        48,899
 Additional paid-in capital..........................................................      2,196,579      1,505,563       269,663
 Note receivable for common stock issued.............................................             --             --       (10,000)
 Deficit accumulated during the development stage....................................     (1,769,814)    (1,672,422)     (332,576)
                                                                                         -----------    -----------    ----------
   Total stockholders' equity (deficit)..............................................        493,965       (105,268)      (24,014)
                                                                                         -----------    -----------    ----------
   Total liabilities and stockholders' equity (deficit)..............................    $ 1,091,008    $   454,295    $  179,800
                                                                                         ===========    ===========    ==========


         The accompanying notes are an integral part of these statements.

                       INTELLIGENT SYSTEMS SOFTWARE, INC.
                         (A Development Stage Company)

                            STATEMENTS OF OPERATIONS


                                                                                                                       Cumulative
                                                                                                                       Period from
                                                                                                                        March 27,
                                                            Three          Three                                          1996
                                                            Months        Months                                        (Date of
                                                            Ended          Ended           For the Year Ended           Inception)
                                                           March 31,      March 31,     --------------------------       Through
                                                             2002           2001        December 31,   December 31,    December 31,
                                                          (unaudited)    (unaudited)        2001           2000            2001
                                                           ---------     ----------     ------------    ----------     ------------
Revenue
 Sales.................................................    $ 600,094     $       --     $         --    $       --     $         --
 Services..............................................           --             --               --            --           45,056
 Government grant
   revenue.............................................           --        211,484          486,330       475,192        1,063,847
                                                           ---------     ----------     ------------    ----------     ------------
                                                             600,094        211,484          486,330       475,192        1,108,903
                                                           ---------     ----------     ------------    ----------     ------------
Costs and expenses
 Cost of sales.........................................      228,794             --               --            --               --
 Cost of services......................................           --             --               --            --           22,500
 Noncash stock
   compensation........................................       49,000             --          276,060        45,000          321,060
 Research and
   development.........................................      166,185        189,683          852,407       411,170        1,645,312
 General and
   administrative......................................      255,042        115,485          706,068       112,982          861,465
                                                           ---------     ----------     ------------    ----------     ------------
                                                             699,021        305,168        1,834,535       569,152        2,850,337
                                                           ---------     ----------     ------------    ----------     ------------
Loss from operations...................................      (98,927)       (93,684)      (1,348,205)      (93,960)      (1,741,434)
                                                           ---------     ----------     ------------    ----------     ------------
Other income...........................................        1,535             32            8,359        60,217           69,012
                                                           ---------     ----------     ------------    ----------     ------------
Net loss...............................................    $ (97,392)    $  (93,652)    $ (1,339,846)   $  (33,743)    $ (1,672,422)
                                                           =========     ==========     ============    ==========     ============


         The accompanying notes are an integral part of these statements.

                       INTELLIGENT SYSTEMS SOFTWARE, INC.
                         (A Development Stage Company)

                 Statement of Changes in Stockholders' Equity (Deficit)

  For the Period March 26, 1996 (Date of Inception) Through December 31, 1996 and For the Years Ended December 31, 1997, 1998, 1999, 2000 and 2001 and Three
                    Months Ended March 31, 2002 (Unaudited)

                                                                                                          Deficit
                                                                                             Note       Accumulated
                                                    Common Stock            Additional    Receivable     During the
                                             --------------------------      Paid-In      for Common    Development
                                               Shares        Par Value       Capital     Stock Issued       Stage          Total
                                             -----------    -----------    -----------    -----------    -----------    -----------
Balance at March 26, 1996 (inception) ....            --    $        --    $       172    $        --    $        --    $       172
Net loss .................................            --             --             --             --             --             --
                                             -----------    -----------    -----------    -----------    -----------    -----------
Balance at December 31, 1996 .............            --             --            172             --             --            172
Net loss .................................            --             --             --             --        (24,509)       (24,509)
                                             -----------    -----------    -----------    -----------    -----------    -----------
Balance at December 31, 1997 .............            --             --            172             --        (24,509)       (24,337)
Issuance of common stock to founders .....     3,238,900         32,389        (32,065)            --             --            324
Net loss .................................            --             --             --             --       (107,544)      (107,544)
                                             -----------    -----------    -----------    -----------    -----------    -----------
Balance at December 31, 1998 .............     3,238,900         32,389        (31,893)            --       (132,053)      (131,557)
Conversion of debt and accounts
   payable to common stock ...............       652,200          6,522        252,285             --             --        258,807
Net loss .................................            --             --             --             --       (166,780)      (166,780)
                                             -----------    -----------    -----------    -----------    -----------    -----------
Balance at December 31, 1999 .............     3,891,100         38,911        220,392             --       (298,833)       (39,530)
Issuance of common stock .................     1,248,400         12,484         27,275        (10,000)            --         29,759
Cancellation of common stock .............      (249,600)        (2,496)            --             --             --         (2,496)
Noncash compensation expense of
   shareholder ...........................            --             --         15,000             --             --         15,000
Cancellation of loans payable from
   shareholders' .........................            --             --          6,996             --             --          6,996
Net loss .................................            --             --             --             --        (33,743)       (33,743)
                                             -----------    -----------    -----------    -----------    -----------    -----------
Balance at December 31, 2000 .............     4,889,900         48,899        269,663        (10,000)      (332,576)       (24,014)
Issuance of common stock, net of
   offering costs ........................     1,005,000    $    10,050    $   962,482    $        --    $        --    $   972,532
Proceeds from payment of note
   receivable.............................            --             --             --         10,000             --         10,000
Issuance of common stock and stock
   options for software development
   services ..............................       264,200          2,642        273,418             --             --        276,060
Net loss .................................            --             --             --             --     (1,339,846)    (1,339,846)
                                             -----------    -----------    -----------    -----------    -----------    -----------
Balance at December 31, 2001 .............     6,159,100    $    61,591    $ 1,505,563    $        --    $(1,672,422)   $  (105,268)
Issuance of common stock, net of
   offering costs (unaudited) ............       560,900    $     5,609    $   642,016    $        --    $        --    $   647,625
Issuance of stock options for
   software development services
   (unaudited) ...........................            --             --         49,000             --             --         49,000
Net loss (unaudited) .....................            --             --             --             --        (97,392)       (97,392)
                                             -----------    -----------    -----------    -----------    -----------    -----------
Balance at March 31, 2002 (unaudited) ....     6,720,000    $    67,200    $ 2,196,579    $        --    $(1,769,814)   $   493,965
                                             ===========    ===========    ===========    ===========    ===========    ===========


         The accompanying notes are an integral part of these statements.

                       INTELLIGENT SYSTEMS SOFTWARE, INC.
                         (A Development Stage Company)

                            Statements of Cash Flows

                                                                                                                        Cumulative
                                                                                                                        Period from
                                                                                                                         March 27,
                                                                                                                           1996
                                                           Three Months   Three Months                                   (Date of
                                                              Ended          Ended            For the Year Ended         Inception)
                                                             March 31,      March 31,    ---------------------------      Through
                                                               2002           2001       December 31,    December 31,   December 31,
                                                            (unaudited)    (unaudited)       2001            2000           2001
                                                            -----------    -----------    -----------    -----------    -----------
Cash flows from operating activities
  Net loss ..............................................   $   (97,392)   $   (93,652)   $(1,339,846)   $   (33,743)   $(1,672,422)
  Adjustments to reconcile net loss to net cash
    (used in) provided by operating activities:
    Depreciation and amortization .......................        18,960         13,250         56,412         21,770         99,256
    Issuance of stock options for services ..............        49,000             --         11,860             --         11,860
    Issuance of common stock for services ...............            --             --        264,200         29,759        293,959
    Issuance of common stock for
      compensation expense ..............................            --             --             --         15,000         15,000
    Changes in assets and liabilities
    Decrease (increase) in government grant
      receivable ........................................      (409,627)        28,625         28,625        (28,625)            --
    Increase in inventories .............................       (11,195)            --       (100,709)            --       (100,709)
    (Increase) decrease in prepaid expenses .............         3,553            868         (2,592)            39         (3,553)
    Decrease in other assets ............................       (57,673)         6,443             --            322             --
    Increase in accounts payable ........................        31,854        (21,806)        38,483         39,545         82,187
    Increase in accrued expenses ........................         5,625         75,243        261,111         52,813        421,221
                                                            -----------    -----------    -----------    -----------    -----------
       Net cash (used in) provided by operating
        activities ......................................      (466,895)         8,971       (782,456)        96,880       (853,201)
                                                            -----------    -----------    -----------    -----------    -----------
Cash flows from investing activities
  Purchases of property and equipment ...................            --        (70,304)      (189,582)      (108,460)      (358,539)
                                                            -----------    -----------    -----------    -----------    -----------
       Net cash used in investing activities ............            --        (70,304)      (189,582)      (108,460)      (358,539)
                                                            -----------    -----------    -----------    -----------    -----------
Cash flows from financing activities
  Proceeds from issuance of convertible debt ............            --             --         56,155             --         56,155
  Proceeds from issuance of common stock, net ...........       647,626        420,000        978,975             --        979,299
  Proceeds from shareholder loans .......................            --             --             --                       257,314
  Payment of note receivable for common
     stock issuance .....................................            --             --         10,000             --         10,000
  Payments for private placement issuance costs .........            --             --             --         (6,443)        (6,443)
                                                            -----------    -----------    -----------    -----------    -----------
       Net cash provided by (used in) financing
         activities .....................................       647,626        420,000      1,045,130         (6,443)     1,296,325
                                                            -----------    -----------    -----------    -----------    -----------
Net increase (decrease) in cash and cash
  equivalents ...........................................       180,731        358,667         73,092        (18,023)        84,585
Cash and cash equivalents, beginning of period ..........        84,585         11,493         11,493         29,516             --
                                                            -----------    -----------    -----------    -----------    -----------
Cash and cash equivalents, end of period ................   $   265,316    $   370,160    $    84,585    $    11,493    $    84,585
                                                            ===========    ===========    ===========    ===========    ===========


The accompanying notes are an integral part of these statements.

                       INTELLIGENT SYSTEMS SOFTWARE, INC.

                          (A Development Stage Company)


                      Statements of Cash Flows -- Continued

                                                                                                                        Cumulative
                                                                                                                        Period from
                                                                                                                         March 27,
                                                                                                                           1996
                                                                  Three Months Three Months                              (Date of
                                                                     Ended       Ended         For the Year Ended        Inception)
                                                                   March 31,    March 31,  ---------------------------    Through
                                                                      2001        2002     December 31,   December 31,  December 31,
                                                                  (unaudited)  (unaudited)     2001           2000           2001
                                                                  -----------  ----------- ------------   ------------  ------------
Supplemental disclosure of cash flow information:
      Cash paid for interest ...................................       $  --       $ --       $     --       $    439       $  1,582
                                                                       =====       ====       ========       ========       ========
      Cash paid for taxes ......................................       $  --       $ --       $     --       $     --       $     --
                                                                       =====       ====       ========       ========       ========
Supplemental disclosure of non-cash
      investing and financing activities:
      Conversion of debt and payables to
      common stock .............................................       $  --       $ --       $     --       $     --       $258,807
                                                                       =====       ====       ========       ========       ========
      Shareholder loan exchanged for donated
           equipment ...........................................       $  --       $ --       $     --       $     --       $  6,100
                                                                       =====       ====       ========       ========       ========
      Amortization of private placement
           issuance costs to additional paid-in
           capital .............................................       $  --       $ --       $  6,443       $     --       $     --
                                                                       =====       ====       ========       ========       ========
      Cancellation of loans payable from
           shareholders' .......................................       $  --       $ --       $     --       $  4,500       $     --
                                                                       =====       ====       ========       ========       ========
      Issuance of common stock for note
           receivable ..........................................       $  --       $ --       $     --       $ 10,000       $     --
                                                                       =====       ====       ========       ========       ========


        The accompanying notes are an integral part of these statements.

                       INTELLIGENT SYSTEMS SOFTWARE, INC.
                         (A Development Stage Company)

                         Notes to Financial Statements
                           December 31, 2001 and 2000

Note A -- Nature of the Business

         Intelligent Systems Software, Inc. (the "Company" or "ISSI"), formerly known as Intelligent Systems, M.D., Inc. through November 3, 2000, was organized under the laws of the State of Florida on March 27, 1996. The Company was formed to design, develop, manufacture and market medical image analysis products. The Company's first product, "MammoReader(TM)", utilizes image analysis software that is designed as a second-reader of mammograms to assist radiologists in detecting breast cancer.

         The Company has generated revenues under government research grants during the early years of its existence while it was developing commercial applications of the "MammoReader(TM)". The final grant under which the Company is conducting such research was completed during the fiscal year 2001. All subsequent research and clinical development efforts have been devoted towards commercial applications for the "MammoReader(TM)" and developing the computer aided detection technology to assist in the detection of other forms of cancer.

Note B -- Summary of Significant Accounting Policies

         Development Stage Company

         Since inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. Accordingly, the Company is considered to be in the development stage and the Company's financial statements are presented in accordance with Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises". The Company completed U.S. Food and Drug Administration ("FDA") clinical trials in April 2001. In January 2002, the Company received Pre-Market Approval ("PMA") from the FDA allowing it to commence U.S. sales and marketing activities of its "MammoReader(TM)". Upon FDA approval, the Company immediately began sale of its "MammoReader(TM)" product through its exclusive distributor in the U.S.

         Cash and Cash Equivalents

         The Company considers all highly liquid instruments with a maturity of three months or less at time of purchase to be cash equivalents.

         Inventories

         Inventories are stated at the lower of cost or market. Cost is principally being determined by the first-in, first-out method. Inventories include finished goods, materials, and labor.

         Property and Equipment

         Property and equipment are stated at cost. Depreciation is provided for in amounts sufficient to relate the costs of depreciable assets to operations over their estimated service lives on a straight-line method. Repairs and maintenance costs are expensed as incurred. The estimated lives used in determining depreciation are:

          Computer equipment                     5 years
          Computer software                      3 years
          Furniture and fixtures                 7 years
          Leasehold Improvements                 3 years
          Molds and tooling                      7 years

                       INTELLIGENT SYSTEMS SOFTWARE, INC.
                         (A Development Stage Company)

                 Notes to Financial Statements  -- (Continued)
                           December 31, 2001 and 2000

Note B -- Summary of Significant Accounting Policies -- (Continued)

         Product Development

         Costs incurred in the research and development of the Company's products are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software are expensed prior to establishment of technological feasibility and capitalized thereafter until the product is available for general release to customers. To date, no software development costs have been capitalized.

         Revenue Recognition

         The Company was awarded Small Business Innovation Research ("SBIR") grants from the National Cancer Institute in the amount of approximately $1,064,000. The purpose of the grants were to fund feasibility studies and clinical testing of the Company's mammogram analysis system. Reimbursement for the grant revenue is not contingent on any specified results of the studies. The Company recognizes the grant revenue over the duration of the study to which the grant relates as the reimbursable costs are incurred and collection is reasonably assured. The Company retains all proprietary rights to any product(s) developed using grant revenues. The grant expired on December 31, 2001.

         Advertising

         Costs for advertising are expensed as incurred. Advertising expense for the year ended December 31, 2001 and 2000 was $59,197 and $-0-, respectively.

         Income Taxes

         Prior to February 27, 2001, the Company had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the Company did not pay federal corporate income taxes on its taxable income, as the shareholders were liable for the taxes on their respective shares of Company earnings. On February 27, 2001, the Company's S Corporation status was technically terminated due to an investment in the Company by a foreign person (i.e., ineligible shareholder). From February 28, 2001 through December 31, 2001, the Company will be taxed as a C Corporation, and will provide for income taxes under the provisions of SFAS No. 109 "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability based approach in accounting for income taxes.

         The Company did not provide an income tax provision (benefit) for the ten months ended December 31, 2001 due to operating losses. The Company has approximately $1,300,000 in net operating loss carryforwards available for offset against future taxable income. The deferred tax asset at December 31, 2001 was $490,000. Due to the uncertainty of the realization of the net operating loss carryforwards, the Company has established a full valuation allowance against the deferred tax asset in the amount of $490,000.

         Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                       INTELLIGENT SYSTEMS SOFTWARE, INC.
                         (A Development Stage Company)

                 Notes to Financial Statements  -- (Continued)
                           December 31, 2001 and 2000

Note B -- Summary of Significant Accounting Policies -- (Continued)

         Stock Split

         During October 2000, the Board of Directors approved that the Company's issued and outstanding common stock be split on a 100 to 1 basis. All share amounts have been retroactively adjusted in the accompanying financial statements to reflect this stock split.

         Other Income

         During 2000, other income primarily represents $60,000 for the extinguishment of a liability based on an agreement dated October 2000 with a consulting company. The majority of this liability was accrued prior to fiscal year 2000. The consulting company is controlled by two of the shareholders of the Company.

         Stock Options

         Statement of Financial Accounting Standards No. 123 establishes accounting and reporting standards for stock-based compensation plans. SFAS No. 123 encourages entities to use a "fair value based method" in accounting for employee stock-based compensation plans but allows the "intrinsic value based method" prescribed by APB Opinion No. 25. SFAS No. 123 amends Opinion No. 25 to require pro forma disclosures of net income and earnings per share as if the "fair value based method" was used. The Company's issuance of employee stock options is accounted for using the intrinsic value method under APB 25. The Company provides disclosure of certain pro forma information as if the fair value-based method had been applied in measuring compensation expense.

         Prior Year Data

         Certain prior year data has been reclassified to conform to the 2001 presentation.

         Quarterly Data

         In the opinion of Intelligent Systems, the accompanying unaudited financial statements reflect all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position as of March 31, 2002 and the results of operations and cash flows for the three months ended March 31, 2002 and 2001.

Note C -- Property and Equipment

         Property and equipment at December 31, 2001 and 2000 consists of the following:

                                                               2001       2000
                                                             --------   --------
   Computers and office equipment........................    $189,572   $131,395
   Computer software.....................................       7,866      7,866
   Furniture and fixtures................................     106,579     35,861
   Leasehold improvements................................      30,659         --
   Molds and tooling.....................................      30,028         --
                                                             --------   --------
                                                              364,704    175,122
   Less accumulated depreciation and amortization........     (99,256)   (42,844)
                                                             --------   --------
                                                             $265,448   $132,278
                                                             ========   ========

                       INTELLIGENT SYSTEMS SOFTWARE, INC.
                         (A Development Stage Company)

                 Notes to Financial Statements  -- (Continued)
                           December 31, 2001 and 2000

Note D -- Accrued Expenses

         Accrued expenses at December 31, 2001 and 2000 consists of the following:

                                                               2001       2000
                                                             --------   --------
   Accrued payroll and benefits..........................    $306,995   $119,570
   Accrued professional fees.............................     100,370         --
   Accrued rent..........................................          --     37,089
   Other.................................................      13,856      3,451
                                                             --------   --------
                                                             $421,221   $160,110
                                                             ========   ========

         Accrued expenses include unpaid rent for office space totaling $37,089 at December 31, 2000. This amount consists of rent due for the months of September 1998 through December 1999. The Company's landlord agreed to defer collection of the unpaid rent until January 2001, provided that current rent is paid when due, beginning January 2000. The landlord is an entity that was partly owned by one of the Company's director-shareholders at the time the lease was executed. The Company agreed to repayment terms beginning January 2001. During 2001, the Company paid all outstanding balances on the accrued rent.

         In the interest of cash conservation, the Company's executive vice president and principal shareholder made the decision to defer collection of her salary during the period July 1, 1999 through January 31, 2000. As of February 1, 2000, she began to collect eighty percent of her salary, which is the portion being funded by the federal grant. Her unpaid wages and related taxes are included in accrued expenses in the amount of $ 61,809 at December 31, 2001 and 2000.

Note E -- Common Stock

         The Company has authorized 100,000,000 shares of $.01 par value common stock. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding.

         Stock Issued to Key Executives

         In connection with employment of the Company's Chief Executive Officer in October 2000, the Company agreed to sell 1,000,000 shares of common stock at $.01 per share. As of December 31, 2000, the Company has a receivable of $10,000 for the sale of stock. The receivable was paid to the Company during the first quarter of fiscal 2001. Based on the fair value of the Company's common stock at the date of issuance of $.04 per shares as determined by an independent appraisal, the Company recorded $30,000 of compensation for the year ended December 31, 2000.

         Private Placement Offering

         Pursuant to a private placement offering, dated January 10, 2001 of up to 4,000,000 shares at the offering price of $1 per share of common stock, the Company has received proceeds, net of offering costs, of approximately $973,000.

Note F -- Long-term Debt

         In November 2001, the Company issued two convertible promissory notes payable with an original principal amount of $56,155. The Company is required to make quarterly interest payments on the outstanding principal balance at a rate of 7% per annum. The convertible promissory notes payable mature in November 2004 at which time any outstanding principal balance is due. The convertible promissory notes payable give the holder the right at any time to convert the then outstanding principal

                       INTELLIGENT SYSTEMS SOFTWARE, INC.
                         (A Development Stage Company)

                 Notes to Financial Statements  -- (Continued)
                           December 31, 2001 and 2000

Note F -- Long-term Debt -- (Continued)

         and any accrued interest balances into shares of common stock based on a conversion rate of $1.11 per share of common stock.

Note G -- Commitments and Contingencies

         Operating Leases

         On June 15, 2001, the Company leased office and warehouse space for administrative and production related purposes in Boca Raton, Florida. The lease payments are $33,150 annually through May 31, 2004 with an increase between three and seven percent annually, depending on certain cost of living adjustments.

         The Company leases its offices and certain computer equipment under non-cancelable operating leases that expire at various dates through December 31, 2001. Total rent expense of $60,998 and $29,419 were incurred in connection with the office lease for the year ended December 31, 2001 and 2000. Total lease expense of $5,059 and $5,653 were incurred in connection with the computer lease for the year ended December 31, 2001 and 2000.

         Employment Agreements

         The Company entered into employment agreements with several of its executives that expire between September 2003 and June 2004. These agreements contain provisions for minimum base salaries and an annual bonus. At the Executive's option during the first 12 months of the agreement, the base salary may be paid in part, in shares of common stock of the Company in lieu of cash. For this purpose, the shares shall be valued at $1.00 per share. During 2001 and 2000, all base salary was paid in cash.

         Software Development

         The Company entered into a software development agreement with one of its vendors for the development of software that is capable of digitizing, displaying, and tracking mammogram cases in use with the Company's mammogram analysis technology. The agreement binds the vendor and its employees with a "Confidentiality and Non-Disclosure Agreement", and grants the Company the proprietary rights with respect to the developmental software. In accordance with this agreement, the Company issued 264,200 shares of common stock in full consideration of all services rendered. Based on the fair value of the Company's common stock at the date of the issuance, the Company recorded $264,200 as compensation for services rendered.

                       INTELLIGENT SYSTEMS SOFTWARE, INC.
                         (A Development Stage Company)

                 Notes to Financial Statements  -- (Continued)
                           December 31, 2001 and 2000

Note G -- Commitments and Contingencies -- (Continued)

         Purchase Commitments

         The Company is committed to a one-year purchase agreement. Under this commitment, the Company agrees to purchase all of its medical digitizer needs, subject to the quality standards prescribed in the agreement and provides incentive volume discounts if the Company purchases a minimum number of digitizers during the terms of the agreement. The purchase agreement expires in November 2002. Subsequently this vendor and the Company entered into a merger agreement (see Note J).

         Exclusive Distributorship Agreement

         In August 2001, the Company entered into an agreement with a third party ("Distributor") for the exclusive distribution of the Company's "MammoReader(TM)" product. The agreement requires the Distributor to purchase a certain number of "MammoReader(TM)" over a term of three years in order to be able to retain exclusivity of distribution. The agreement begins upon FDA approval of the "MammoReader(TM)".

Note H -- Related Party Transactions

         The Company leases office space from one of the Company's director-shareholders (see Note D). Total rent expense paid to the director-shareholders for the year ended December 31, 2001 and 2000 was $29,580 and $29,419, respectively. The Company did not pay any rent expense from September 1998 through December 1999. The landlord agreed to defer the collection of the unpaid rent until January 2001, provided that the current rent is paid when due. The Company has agreed to pay $3,091 per month from January 2001 through November 2001 for back rent. The Company has accrued $37,089 for back rent which has been included in the accrued liabilities at December 31, 2000. The lease expired on November 30, 2001 and all accrued rent was repaid during 2001.

Note I -- Stock Options

         In 2001, the Board of Directors adopted the Company's 2001 Stock Option Plan (the "Plan"). Under the Plan, the Company had reserved an aggregate of 400,000 shares of Common Stock for issuance pursuant to options granted under the Plan ("Plan Options"), with a maximum of 100,000 aggregate number of shares granted to any individual during any calendar year subject to certain adjustments as dictated by the Plan. A Committee of the Board of Directors (the "Committee") of the Company administers the Plan including, without limitation, the selection of the persons who will be granted Plan Options under the Plan, the time or times at which options shall be granted, the number of shares subject to each option, the manner in which the options may be exercised and the option price.

         Plan Options granted under the Plan are intended to be options qualifying as incentive stock options ("Incentive Options") under
         Section 422 of the Internal Revenue Code of 1986.

         Any Incentive Option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of the Company's Common Stock must be at least 110% of such fair market value as determined on the date of the grant. The term of each Plan Option and the manner in which it may be exercised is determined by the Committee, provided that no Plan Option may be exercisable more than 10 years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of the Company's Common Stock, no more than five years after the date of grant.

                       INTELLIGENT SYSTEMS SOFTWARE, INC.
                         (A Development Stage Company)

                 Notes to Financial Statements  -- (Continued)
                           December 31, 2001 and 2000

Note I -- Stock Options -- (Continued)

         The options are exercisable in accordance with the terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

         The exercise price of all options granted by the Company is not less than the estimated market value at the date of grant. The Company's net loss would have been changed to the proforma amounts indicated below had compensation cost for the stock option plan issued to employees been determined based on the fair value of the options at the grant status consistent with the method of SFAS 123.

   Net loss:
    As reported ..................................................   $(1,339,846)
    Pro forma ....................................................   $(1,377,663)

         The above proforma disclosure may not be representative of the effects on reported net loss for future years as options vest over several years and the Company may continue to grant options to employees.

         The fair value of each option is estimated on the date of grant using the minimum value method with the following assumptions:

    No expected dividends
    Risk-free interest rate ......................................         5.54%
    Expected life ................................................   2 - 3 years
    Volatility ...................................................           80%

         During 2001, the Company issued 372,000 options with a weighted average exercise price of $1.05. These options expire through 2011 and vest over three years. The weighted average fair value of options granted was $.32 per option.

         The following information applies to options outstanding at December 31, 2001:

                                                                                        Options Outstanding       Options Exercise
                                                                                       -----------------------    -----------------
                                                                                         Weighted
                                                                                         Average      Weighted             Weighted
                                                                                        Remaining      Average              Average
                                                                                       Contractual    Exercise             Exercise
                                                                             Shares        Life         Price     Shares     Price
                                                                             -------   -----------    --------    ------   --------
   $1.00 - $2.00.........................................................    372,000      $1.38         $1.05     96,000     $1.20

         During 2001, the Company issued 53,000 stock options to nonemployees for medical consulting services. The exercise price of these stock options range from $1.00 per share to $2.00 per share. As of December 31, 2001, the Company recorded $11,860 as compensation expense relating to the issuance of these stock options.

         In January 2002, the board authorized that the Company would provide options to purchase a total of 5,000 shares to certain salesmen.

                       INTELLIGENT SYSTEMS SOFTWARE, INC.
                         (A Development Stage Company)

                 Notes to Financial Statements  -- (Continued)
                           December 31, 2001 and 2000

Note J -- Subsequent Events

         Merger Agreement

         In February 2002, the Company entered into a merger agreement with Howtek, Inc. ("Howtek"). Pursuant to the merger agreement, the Company would receive approximately 8.4 million shares of Howtek common stock in exchange for all of the issued and outstanding capital stock of ISSI.

         Private Placement Offering

         Pursuant to a private placement offering, dated December 15, 2001, the Company is offering up to 750,000 shares at the offering price of $2 per share of common stock through February 4, 2002. The Company has received proceeds of approximately $701,125.

         Legal Action

         On June 3, 2002. ISSI was sued in United States District Court for the District of Delaware by R2 Technology, Inc. and Shih-Ping Wang. The lawsuit alleges that ISSI's Mammo Reader device infringes certain patents owned by R2 Technology, Inc. The complaint requests treble damages, but does not specify the amount of damages sought. The complaint also seeks to enjoin ISSI from further infringement. On July 11, 2002, subsequent to the acquisition of ISSI by Howtek, the plaintiffs amended their complaint to add icad, inc. (formerly, Howtek, Inc.) and ISSI Acquisition Corp. as additional parties. The Company believes the lawsuit is without merit and indents to vigorously defend itself.

           Unaudited Pro Forma Combined Condensed Financial Statements

         The following unaudited pro forma combined condensed financial statements give effect to the merger of Howtek, Inc. ("Howtek") and ISSI using the purchase method of accounting, as required by Statement of Financial Accounting Standard No. 141, "Business Combinations." Under this method of accounting, the Registrant will allocate the purchase price to the fair value of assets acquired, including identified intangible assets and goodwill. The purchase price allocation is subject to revision when the Registrant obtains additional information regarding asset valuation. The unaudited pro forma combined condensed financial statements are based on the historical financial statements and the accompanying notes of Howtek and the historical financial statements and the accompanying notes of ISSI which are included elsewhere in this filing. The unaudited pro forma combined condensed balance sheet assumes the merger took place on March 31, 2002. The unaudited pro forma combined condensed statement of operations assumes that the merger took place as of January 1, 2001. The unaudited pro forma information is presented for illustration purposes only in accordance with the assumptions set forth below. This information is not necessarily indicative of the operating results or of the financial position that would have occurred if the merger had been consummated on the dates indicated nor is it necessarily indicative of future operating results or financial position of the combined enterprise. The unaudited pro forma combined condensed financial information does not reflect any adjustments to conform accounting practices or to reflect any cost savings or other synergies anticipated as a result of the merger or any merger-related expenses.

              Unaudited Pro Forma Combined Condensed Balance Sheet
                              As of March 31, 2002
                                  (Unaudited)

                                                                                       Intelligent     Proforma
                                                                          Howtek         Systems      Adjustments          Total
                                                                       ------------    -----------    -----------      ------------
Current assets:
 Cash and equivalents  .............................................   $    436,849    $   265,316     $2,000,000(f)   $  2,702,165
 Trade accounts receivable, net of
   allowance for doubtful accounts..................................        311,193        409,627        (56,866)(c)       663,954
 Inventory .........................................................      2,489,579        111,904     (1,300,000)(d)     1,301,483
 Prepaid and other  ................................................         55,641         57,673                          113,314
                                                                       ------------    -----------    -----------      ------------
 Total current assets ..............................................      3,293,262        844,520        643,134         4,780,916
                                                                       ------------    -----------    -----------      ------------
Property and equipment:
 Equipment .........................................................      1,446,167        334,045                        1,780,212
 Leasehold improvements ............................................         41,721         30,659                           72,380
                                                                       ------------    -----------    -----------      ------------
                                                                          1,487,888        364,704                        1,852,592
Less accumulated
 Depreciation and amortization......................................      1,159,204        118,216                        1,277,420
                                                                       ------------    -----------    -----------      ------------
 Net property and equipment ........................................        328,684        246,488                          575,172
                                                                       ------------    -----------    -----------      ------------
Other assets
 Deferred merger costs  ............................................         95,466             --        (95,466)(a)            --
 Identifiable intangible assets  ...................................             --             --      5,437,000 (b)     5,437,000
 Goodwill ..........................................................             --             --     22,818,535 (a)    22,818,535
 Software development costs, net ...................................        230,264             --                          230,264
 Patents, net  .....................................................         11,490             --                           11,490
                                                                       ------------    -----------    -----------      ------------
   Total other assets...............................................        337,220                    28,160,069        28,497,289
                                                                       ------------    -----------    -----------      ------------
Total assets  ......................................................   $  3,959,166    $ 1,091,008    $28,803,203      $ 33,853,377
                                                                       ============    ===========    ===========      ============
Current liabilities:
 Accounts payable  .................................................   $  1,215,247    $   114,042    $   (56,866)(c)  $  1,272,423
 Accrued interest ..................................................        218,299             --                          218,299
 Accrued expenses ..................................................        322,687        426,846        404,534 (a)     1,154,067
 Convertible subordinated
   debentures ......................................................         10,000             --                           10,000
 Current maturities of note payable  ...............................         62,184             --                           62,184
                                                                       ------------    -----------    -----------      ------------
 Total current liabilities .........................................      1,828,417        540,888        347,668         2,716,973
                                                                       ------------    -----------    -----------      ------------
Convertible promissory notes payable  ..............................             --         56,155                           56,155
Note payable, less current maturities ..............................        101,806             --                          101,806
                                                                       ------------    -----------    -----------      ------------
 Total liabilities .................................................      1,930,223        597,043        347,668         2,874,934
                                                                       ------------    -----------    -----------      ------------
Stockholders' equity:
 Convertible preferred stock .......................................             86                                              86
 Common stock ......................................................        155,977         67,200        (67,200)(e)       259,977
                                                                                                           84,000 (a)
                                                                                                           20,000 (f)
 Additional paid-in-capital ........................................     57,614,186      2,196,579     (2,196,579)(e)    91,759,686
                                                                                                       28,165,500 (a)
                                                                                                        5,980,000 (f)
 Accumulated deficit ...............................................    (54,791,042)    (1,769,814)     1,769,814 (e)   (60,091,042)
                                                                                                       (1,300,000)(d)
                                                                                                       (4,000,000)(i)
 Treasury stock, at cost  ..........................................       (950,264)                                       (950,264)
                                                                       ------------    -----------    -----------      ------------
   Stockholders' equity.............................................      2,028,943        493,965     28,455,535        30,978,443
                                                                       ------------    -----------    -----------      ------------
   Total liabilities and stockholders'
    equity .........................................................   $  3,959,166    $ 1,091,008    $28,803,203      $ 33,853,377
                                                                       ============    ===========    ===========      ============

         Unaudited Pro Forma Combined Condensed Statement of Operations
                      For the year ended December 31, 2001
                                  (Unaudited)

                                                                              Intelligent     Proforma
                                                                  Howtek        Systems      Adjustments         Total
                                                               -----------    -----------    -----------     -----------
Sales ......................................................   $ 4,835,297    $        --    $   (34,140)(g)$  4,801,157
Government grant revenue ...................................            --        486,330             --         486,330
                                                               -----------    -----------    -----------    ------------
    Total revenues .........................................     4,835,297        486,330        (34,140)      5,287,487
Cost of sales ..............................................     3,936,406             --      1,300,000 (d)   5,219,996
                                                                                                 (16,410)(g)
                                                               -----------    -----------    -----------    ------------
Gross margin ...............................................       898,891        486,330     (1,317,730)         67,491
                                                               -----------    -----------    -----------    ------------
Operating expenses:
 Engineering and product
   development..............................................       751,467        852,407                      1,603,874
 General and administrative ................................     1,124,710        982,128      1,087,400 (h)   7,194,238
                                                                                               4,000,000 (i)
 Marketing and sales .......................................     1,563,380             --                      1,563,380
                                                               -----------    -----------    -----------    ------------
Total operating expenses ...................................     3,439,557      1,834,535      5,087,400      10,361,492
                                                               -----------    -----------    -----------    ------------
Loss from operations .......................................    (2,540,666)    (1,348,205)    (6,405,130)    (10,294,001)
Interest and other income (expense),
   net......................................................       (80,105)         8,359                        (71,746)
                                                               -----------    -----------    -----------    ------------
Net loss ...................................................    (2,620,771)    (1,339,846)    (6,405,130)    (10,365,747)
Preferred dividends ........................................      (155,050)                                     (155,050)
                                                               -----------    -----------    -----------    ------------
Net loss available to common shareholders ..................   $(2,775,821)   $(1,339,846)   $(6,405,130)   $(10,520,797)
                                                               ===========    ===========    ===========    ============
Net loss per share basic and diluted .......................   $     (0.20)   $     (0.24)   $              $      (0.43)
                                                               ===========    ===========    ===========    ============
Weighted average number of shares
 used in computing earnings per
 share  ....................................................    13,950,119      5,654,398     10,400,000 (j)  24,350,119
                                                               ===========    ===========    ===========    ============

                   For the three months ended March 31, 2002
                                  (Unaudited)

                                                                                      Intelligent     Proforma
                                                                          Howtek        Systems      Adjustments       Total
                                                                       -----------    -----------    -----------    -----------
Sales ..............................................................   $   775,633     $  600,094    $ (100,334)(g) $ 1,275,393
Government grant revenue ...........................................        --             --
                                                                       -----------     ----------    ----------     -----------
    Total revenues .................................................       775,633        600,094      (100,334)      1,275,393
Cost of sales ......................................................       595,412        228,794       (55,701)(g)     768,505
                                                                       -----------     ----------    ----------     -----------
    Gross margin ...................................................       180,221        371,300       (44,633)        506,888
                                                                       -----------     ----------    ----------     -----------
Operating expenses:
 Engineering and product development ...............................       189,756        215,185                       404,941
 General and administrative ........................................       225,355        255,042       271,850 (h)     752,247
 Marketing and sales ...............................................       267,080             --                       267,080
                                                                       -----------     ----------    ----------     -----------
    Total operating expenses .......................................       682,191        470,227       271,850       1,424,268
                                                                       -----------     ----------    ----------     -----------
Loss from operations ...............................................      (501,970)       (98,927)     (316,483)       (917,380)
Interest and other income (expense), net ...........................       (19,152)         1,535                       (17,617)
                                                                       -----------     ----------    ----------     -----------
Net loss ...........................................................      (521,122)       (97,392)     (316,483)       (934,997)
Preferred dividends ................................................       (36,505)            --                       (36,505)
                                                                       -----------     ----------    ----------     -----------
Net loss available to common
 shareholders ......................................................   $  (557,627)    $  (97,392)   $ (316,483)    $  (971,502)
                                                                       ===========     ==========    ==========     ===========
Net loss per share basic and diluted ...............................   $     (0.04)    $    (0.02)   $       --     $     (0.04)
                                                                       ===========     ==========    ==========     ===========
Weighted average number of shares used
 in computing earnings per share ...................................    15,251,426      6,346,067    10,400,000 (j)  25,651,426
                                                                       ===========     ==========    ==========     ===========

      Notes to Unaudited Pro Forma Combined Condensed Financial Statements

1. Basis of Pro Forma Presentation

         The unaudited pro forma combined condensed financial statements of Howtek have been prepared on the basis of assumptions relating to the allocation of consideration paid to the acquired assets and liabilities of Intelligent Systems based on management's best preliminary estimates. The actual allocation of the amount of the consideration may differ from that reflected in these unaudited pro forma combined condensed financial statements after a third party valuation and other procedures have been completed. Below are tables of the estimated acquisition costs and estimated purchase price allocation for Intelligent Systems:

Fair value of Howtek common stock issued and common stock options
   issued ........................................................   $28,249,500
Direct acquisition costs .........................................       500,000
                                                                     -----------
Total purchase price .............................................   $28,749,500
                                                                     ===========
Estimated fair value of identifiable intangible assets ...........   $ 5,437,000
Net tangible assets...............................................       493,965
Goodwill .........................................................    22,818,535
                                                                     -----------
Total Acquisition Cost ...........................................   $28,749,500
                                                                     ===========

2. Pro Forma Adjustments

     (a) Reflects the components of the purchase consideration and related transaction costs which consist of Howtek common stock with a market value of $26,880,000 and direct acquisition costs of $500,000, replacement stock options issued by Howtek to certain Intelligent Systems common stock option holders with an estimated fair value of $1,369,500. The value of Howtek common stock was based upon a per share value of $3.20, equal to the closing price on February 19, 2002, the day the acquisition was announced. The value of Howtek's common stock options is based on the estimated fair value of these options, as of the date the transaction was announced, using the Black-Scholes valuation model.

     (b) Represents adjustments to increase the carrying values of tangible assets acquired and to record the carrying values of identifiable intangible assets and goodwill acquired.

     (c) Reflects the elimination of amounts owed between Howtek and Intelligent Systems.

     (d) Represents increase of reserve for inventory related items associated with graphic arts product line, which is to be discontinued upon the consummation of the merger.

     (e) Reflects the elimination of existing stockholders' equity of Intelligent Systems.

     (f) Represents cash received related to the issuance of 1,600,000 Intelligent Systems Investment Shares at $1.25 per share and fair value of Howtek common shares issued in exchange for the Intelligent Systems Investment shares. Upon the completion of the merger, 2,000,000 shares of Howtek common stock were exchanged for 1,600,000 Intelligent Systems Investment Shares. The 2,000,000 shares of Howtek common stock had a fair market value of $6,000,000 at the time the merger was completed.

     (g)  Reflects the elimination of sales between Howtek and Intelligent
          Systems.

     (h) Represents amortization of acquired identifiable intangible assets of Intelligent Systems based upon average estimated useful lives of five years.

     (i) Reflects the adjustment to record compensation expense equal to the amount that the fair market value of Howtek common stock shares exchanged for Intelligent Systems Investment Shares exceeded the consideration paid for the Intelligent Systems Investment Shares.

     (j) Reflects the increase in weighted average basic and diluted shares outstanding for the common stock issued in connection with the merger. Pro forma basic and diluted loss per share was calculated assuming that the 10,400,000 shares of Howtek common stock issued in connection with the merger were issued at the beginning of the period presented. This total includes the issuance of 2,000,000 shares of Howtek common stock in exchange for 1,600,000 Intelligent Systems Investment Shares.

                                INDEX TO EXHIBITS

Exhibit             Description

2(a) Plan and Agreement of Merger dated as of February 15, 2002 between the Registrant, Intelligent Systems Software Inc. and ISSI Acquisition Corp. (Incorporated by referenced to Annex A to the Registrant's Proxy Statement/Prospectus dated May 24, 2002, constituting a part of Registrant's Registration Statement on Form S-4 No. 333-86454, as amended)

23                  Consent of Grant Thornton LLP